Exhibit 10.1

EMPLOYMENT AGREEMENT
AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), dated and effective as of September 15, 2013, by and among Aleris International, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), for purposes of Sections 2(c), 10, 11(i)(ii) and 11(i)(iii) only, Aleris Corporation, a Delaware corporation f/k/a Aleris Holding Company (together with its successors and assigns, the “Parent”), and Steven Demetriou (the “Executive”).
WHEREAS, the parties previously entered into an employment agreement, dated as of June 1, 2010, which was effective and binding on the parties as of the Effective Date (as defined in Section 3), and which was subsequently amended by that certain letter agreement dated April 5, 2011 and by Amendment 2 to such employment agreement (collectively, the “Prior Agreement”);
WHEREAS, by its terms, the substantive provisions of Amendment 2 to the Prior Agreement were to become effective immediately prior to the effectiveness of the 2011 initial public offering of Parent, and the parties now wish to make those substantive provisions effective as of September 15, 2013, and to make certain other modifications to the terms of the Prior Agreement;
WHEREAS, the parties wish to amend and restate the Prior Agreement in its entirety as set forth herein;
WHEREAS, the Company desires to continue to employ the Executive, on the terms and conditions set forth herein; and
WHEREAS, the Executive desires to accept such continued employment with the Company, subject to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the Executive and the Company (the “Parties”) agree as follows:
1.Employment, Duties and Agreements.
(a)    Employment Duties. The Company hereby agrees to continue to employ the Executive as its Chairman and Chief Executive Officer, and the Executive hereby agrees to continue to be employed in such position and agrees to serve the Company in such capacity during the employment period fixed by Section 3 hereof (the “Employment Period”) upon the terms and conditions set out in this Agreement. In his capacity as Chief Executive Officer of the Company, the Executive shall report directly to the Board of Directors of the Company (the “Board”), and shall have such duties, responsibilities and authority as are consistent with the Executive’s position and as may be assigned by the Board from time to time, which shall, without limiting the authority of the

Board, include the direct charge of and general supervision over the business and affairs of the Company. During the Employment Period, the Executive shall serve as a member of, and as Chairman of, the Board and shall serve as a member of, and as Chairman of, the Board of Directors of Parent (the “Parent Board”). The Executive shall serve during the Employment Period, without additional compensation, in such additional offices in the subsidiaries of the Company (consistent with the Executive’s position as Chief Executive Officer of the Company) and as member of any committee of the Board, the Parent Board or of the board of directors of any of the Company’s subsidiaries, in each case as reasonably requested by the Company from time to time. During the Employment Period, the Executive shall be subject to, and shall act in accordance with, all instructions and directions and all applicable policies and rules of the Board that are reasonable and customary for a person serving as the chief executive officer and chairman of the board of enterprises comparable to the Company and the Parent.
(b)    Full-Time Service and Other Activities. During the Employment Period, excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote his full working time, energy and attention to the performance of his duties and responsibilities hereunder and shall faithfully and diligently endeavor to promote the business and best interests of the Company. During the Employment Period, the Executive may not, without the prior written consent of the Company, directly or indirectly, operate, participate in the management, operations or control of, or act as an executive, officer, consultant, agent or representative of, any type of business or service (other than as an executive of the Company). It shall not, however, be a violation of the foregoing provisions of this Section 1(b) for the Executive to (i) subject to the approval of the Board, serve as a member of the board of directors or as a member of an advisory board of a noncompeting company (provided that all board roles in which Executive serves as of the Effective Date set forth on Schedule I hereto (“Schedule I”), shall be deemed to have been approved by the Board), (ii) subject to the approval of the Board, serve as an officer or director or otherwise participate in non-profit, educational, welfare, social, religious and civic organizations, including, without limitation, all such positions and participation in effect as of the Effective Date and set forth on Schedule I, which positions and participations shall be deemed to have been approved by the Board or (iii) manage his personal, financial and legal affairs, so long as any such activities in (i), (ii) or (iii) do not interfere with the performance of his duties and responsibilities to the Company as provided hereunder.
(c)    Location. In connection with the Executive’s employment by the Company under this Agreement, the Executive shall be based at the principal executive offices of the Company, currently located in Beachwood, Ohio, except for such travel as the performance of the Executive’s duties in the business of the Company may require.
2.    Compensation.
(a)    Base Salary. As compensation for the agreements made by the Executive herein and the performance by the Executive of his obligations hereunder, during the Employment Period, the Company shall pay the Executive, pursuant to the Company’s normal and customary payroll procedures, a base salary (the “Base Salary”), which for the period beginning on September 15, 2013 and ending on September 14, 2016, shall be at the rate of $1,200,000 per annum, and no increase or decrease shall take effect during such period. Thereafter, during the Employment Period, the Base Salary will be reviewed annually and is subject to adjustment at the discretion of the Board, but in no event shall the Company, after September 14, 2016, pay the Executive a Base Salary less than that set forth above unless such reduction is part of, and consistent with, a cost-cutting measure affecting senior management of the Company generally.
(b)    Annual Bonus. In addition to the Base Salary, for each calendar year that ends during the Employment Period, the Executive shall be eligible to receive an annual performance-based bonus award payment (the “Annual Bonus”) determined in accordance with the terms and conditions set forth in the Company’s annual bonus plan for that year, with a target Annual Bonus beginning with the full 2013 fiscal year of 125% of Base Salary (“Target Bonus”), up to a maximum of 200% of Base Salary. The Target Bonus percentage shall be reviewed at least annually by the Board and is subject to adjustment at the discretion of the Board, but may in no event be less than 125% of Base Salary during the Employment Term. The Executive shall be paid Annual Bonus amounts, if any, in cash at the same time as the other senior executives of the Company are paid corresponding annual performance bonus amounts, but in no event later than two and one-half (2-1/2) months following the calendar year with respect to which the Annual Bonus is earned, provided that he is employed hereunder as of the date such amount is paid, or due to be paid, except as otherwise provided in Section 5 below. If at any time during the Employment Period, the Board decides to continue, or implement, a bonus program that operates on a quarterly, rather than an annual basis, such quarterly bonus program will be administered in a manner consistent with the terms of this Section 2(b). Notwithstanding anything to the contrary contained herein and without limiting any other rights and remedies of the Company, if the Executive has engaged in fraud or other misconduct that contributes to any adverse financial restatements or material loss, the Company may require repayment by the Executive of any Annual Bonus that has already been paid (whether paid in cash or bonus stock), but only to the extent that the original payment exceeded the lower amount that would have been paid as such Annual Bonus based on results that reflected such restated financials and/or material loss.
(c)    Equity Matters.
(i)    The 2010 Equity Awards. On the Effective Date, Parent granted the Executive (A) an option (the “2010 Option”) to purchase 866,229 (as adjusted) shares of common stock, par value $0.01 per share, of Parent (the “Shares”) under Parent’s 2010 Equity Incentive Plan (as amended from time to time, the “LTIP”) on the terms and conditions set forth in the award agreement between Executive and Parent, dated as of June 1, 2010, as amended (the “2010 Option Award Agreement”), and (B) 81,356 restricted stock units (the “2010 RSUs”) under the LTIP on the terms and conditions set forth in the award agreement between Executive and Parent, dated as of June 1, 2010, as amended (the “2010 RSU Award Agreement”). In addition, on the Effective Date, Parent sold to the Executive, and the Executive purchased, Shares on the terms and conditions set forth in, and in a number determined under, the Subscription Agreement between the Parties.

(ii)    2013 Partial Cash-Out of 2010 Option. Effective as of September 15, 2013, 50% of the Executive’s vested FMV Stock Option and Premium Stock Option (as defined under the 2010 Option Award Agreement) (the “Cashed-Out Option Portion”) shall be cancelled without any further action required by any party and, in exchange and settlement therefor, the Executive shall be entitled to receive, subject to applicable tax withholding, a cash payment of an amount equal to (A) the product of (x) the total number of Shares previously subject to the Cashed-Out Option Portion (that is, 293,257 Shares) and (y) $33.37 (the agreed-upon fair market value of a Share as of September 15, 2013) over (B) the aggregate exercise price of the Cashed-Out Option Portion (such amount being hereinafter referred to as the “Cancellation Consideration”). As a result of this cancellation, the 2010 Option shall remain outstanding with respect to 572,972 Shares. The Cancellation Consideration shall be paid to the Executive on or promptly after September 15, 2013. Notwithstanding the foregoing, the Cancellation Consideration shall be subject to a clawback as follows:
(A)    If, prior to September 15, 2014, the Executive’s employment is terminated by the Company for Cause or by the Executive without Good Reason, then the Executive shall be required to repay 100% of the after-tax portion of the Cancellation Consideration to the Company within 15 days following the Date of Termination.
(B)    If, on or after September 15, 2014 but prior to September 15, 2015, the Executive’s employment is terminated by the Company for Cause or by the Executive without Good Reason, then the Executive shall be required to repay 75% of the after-tax portion of the Cancellation Consideration to the Company within 15 days following the Date of Termination.
(C)    If, on or after September 15, 2015 but prior to September 15, 2016, the Executive’s employment is terminated by the Company for Cause or by the Executive without Good Reason, then the Executive shall be required to repay 50% of the after-tax portion of the Cancellation Consideration to the Company within 15 days following the Date of Termination.
(D)    If the Executive’s employment is not terminated by the Company for Cause or by the Executive without Good Reason prior to September 15, 2016, the clawback described in this section shall no longer apply. Further, for the avoidance of doubt, the clawback described in this section shall not apply if the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason.
(E)    To secure the payment and the Executive’s obligations with respect to the clawback described in this section, the Executive hereby grants to the Company continuing liens on and security interests in all of the Executive’s right, title and interest in and to all of the following, whether now existing or hereafter arising: (i) the Executive’s holdings of vested Shares, all certificates representing such Shares if any, and all rights to payment, dividends, distributions, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Shares and all rights thereunder (other than distributions of cash corresponding to income tax obligations as a result of the Executive’s ownership of such Shares) and (ii) all proceeds of any of the foregoing. The Company will administer this provision in good faith with a view to maintain an appropriate reserve against the prevailing contingent obligations and to allow the Executive to provide reasonable direction as to the manner of investment of any cash reserve.
(F)    The after-tax portion of the Cancellation Consideration shall mean the total Cancellation Consideration minus the Executive’s income taxes and payroll taxes relating thereto, calculated on an estimated basis by the Company’s Chief Accounting Officer. The parties hereto may comment on such estimated calculations promptly after receipt, and thereafter, the Company’s Chief Accounting Officer shall deliver a final calculation which shall be final and binding on the parties hereto.
The cancellation of the Cashed-Out Option Portion as described in this Section 2(c)(ii) shall be memorialized pursuant to the terms of the Partial Option Cancellation Amendment Agreement in the form attached hereto as Exhibit A.

(iii)    2013 Option Grant. On September 15, 2013, the Executive will be granted a fully vested option grant covering 293,257 Shares at an exercise price of $33.37 per share (the “2013 Option”). The 2013 Option will be granted under the LTIP, and will be subject to the terms and conditions of the LTIP and an award agreement in the form attached hereto as Exhibit B.
(iv)    2013 RSU Grant. On September 15, 2013, the Executive will be granted RSUs covering 119,868 shares (the “2013 RSUs”). The 2013 RSUs will be granted under the LTIP, and will be subject to the terms and conditions of the LTIP and an award agreement in the form attached hereto as Exhibit C.
(v)    2014 Option Grant. On January 15, 2014, the Executive will be granted stock options in respect of Shares having an aggregate then-value of $5 million (the “2014 Option”). The exercise price of the 2014 Option will be equal to the fair market value per Share as of the date of grant, which the parties agree will based on the December 31, 2013 marked value. The number of shares covered by the 2014 Option will be determined using a Black-Scholes ratio of 50%. The determinations of the exercise price and the number of shares covered by the 2014 Option shall be made by the Committee (as defined in the LTIP) pursuant to the terms of the LTIP. The 2014 Option will be granted under the LTIP, and will be subject to the terms and conditions of the LTIP and an award agreement in the form attached hereto as Exhibit D.
(vi)    Definition of Initial Investors. The terms “Initial Investors” and “Initial Investors and their affiliates” as used in the LTIP and in all equity awards heretofore and hereafter granted to Executive under the LTIP, including, without limitation, as applied to the “Change of Control” definition under the LTIP and as used this

Agreement, is hereby modified, without any further action required by any party, so that such terms are understood to include only Oaktree Capital Management, L.P. and its Affiliates and to exclude Apollo Management VII, L.P. and its Affiliates.
(d)    Benefits and Perquisites. During the Employment Period, except as provided in the last sentence of this Section 2(d), the Executive shall be entitled to participate in all employee benefit plans, practices, policies, programs and arrangements of the Company, and in all perquisites and other fringe benefits, which are from time to time made available by the Company to its senior executives generally (collectively, “Benefit Arrangements”), on the terms and conditions of the applicable Benefit Arrangement provided, however, that nothing contained herein shall in any way interfere with the Company’s right to terminate, modify or amend any Benefit Arrangement (including perquisites) in accordance with its terms. For the avoidance of doubt, the Executive shall not be eligible to participate during the Employment Period in any plan, practice, policy, program or arrangement that provides benefits in the nature of severance or continuation pay, and shall not be entitled to any severance pay, upon termination of his employment under this Agreement, other than as set forth in this Agreement.
(e)    Vacation. The Executive shall be entitled to vacation time during the Employment Period on no less favorable a basis than applied to him immediately prior to the Effective Date.
(f)    Reimbursement. The Company shall reimburse the Executive for all reasonable business expenses upon the presentation of statements of such expenses in accordance with the Company’s policies and procedures in force as of the Effective Date or as such policies and procedures may be modified with respect to all senior executive officers of the Company.
3.    Employment Period. The Employment Period shall commence on the effective date of the Joint Plan of Reorganization of Aleris International, Inc. and its Affiliated Debtors, dated February 5, 2010, as amended (the “POR”) (such date, the “Effective Date”) and shall terminate on the third anniversary of the Effective Date, provided that on the third anniversary of the Effective Date and on each anniversary thereafter, the Employment Period shall automatically be extended for an additional one-year period unless either (i) the Executive provides the Company with a Notice of Termination in accordance with Section 4(a) at least ninety (90) days before any such anniversary (as of any date of determination, the anniversary date on which the Employment Period is then scheduled to expire shall be referred to herein as the “Scheduled Termination Date”) or (ii) the Company provides the Executive with a Notice of Termination in accordance with Section 4(a) at least thirty (30) days before the Scheduled Termination Date. Notwithstanding the foregoing, the Executive’s employment hereunder may be terminated prior to the Scheduled Termination Date upon the earliest to occur of any one of the following events (in which case the Employment Period shall terminate as of the applicable Date of Termination (as defined below)):
(a)    Death. The Executive’s employment hereunder shall terminate upon his death.

(b)    Disability. The Company shall be entitled to terminate the Executive’s employment hereunder for “Disability” if, as a result of the Executive’s incapacity due to physical or mental illness or injury, the Executive (i) has become eligible to receive long-term disability benefits under the Company’s long-term disability plan applicable to the Executive, or (ii) if no such long-term disability plan is applicable to the Executive, the Executive has been unable to perform his duties hereunder for a period of ninety (90) consecutive days or a period of ninety (90) days in any one hundred eighty (180) day period.
(c)    Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, the term “Cause” shall mean: (i) a material breach by the Executive of this Agreement; (ii) other than as a result of physical or mental illness or injury, continued failure of the Executive to perform substantially the Executive’s duties hereunder; (iii) gross negligence by the Executive, or willful misconduct by the Executive (including willful violation of written rules, regulations, procedures or instructions relating to the conduct of employees of the Company generally), which in either case causes (or should reasonably be expected to cause) material harm to the Company or the Parent (including indirectly through their subsidiaries); (iv) material failure by the Executive to use his best reasonable efforts to follow lawful instructions of the Board; or (v) the Executive is indicted for, or pleads nolo contendere to, a felony involving moral turpitude or other serious crime involving moral turpitude. In the case of clauses (i), (ii), (iii) and (iv) above, the Company shall provide notice to the Executive indicating in reasonable detail the events or circumstances that it believes constitute Cause hereunder, and provide the Executive with thirty (30) days after delivery of such notice to cure such purported Cause before termination of the Executive’s employment hereunder for Cause. For avoidance of doubt, placing the Executive on paid leave for up to sixty (60) days during which the Company continues to provide the Executive with the Base Salary and other compensation and benefits required under Section 2 of this Agreement, pending the Board’s determination of whether there is a basis to terminate the Executive for Cause, will not by itself constitute a termination of the Executive’s employment hereunder or provide the Executive with Good Reason to resign his employment until after such sixty (60) day period has elapsed without reinstatement or delivery of a Notice of Termination by the Company (it being understood that such sixty (60) day leave period shall be deemed to coincide with the sixty (60) day Company cure period set forth in Section 3(e) of this Agreement). If, subsequent to the Executive’s termination of employment hereunder for other than Cause, or subsequent to the Company providing notice of non-renewal subject to Section 3(a), it is determined in good faith by the Board that the Executive’s employment could have been terminated for Cause pursuant to clause (v) of this Section 3(c), the Executive’s employment shall, at the election of the Board, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.
(d)    Without Cause. The Company may terminate the Executive’s employment hereunder during the Employment Period without Cause.
(e)    Voluntarily. The Executive may voluntarily terminate his employment hereunder, with or without Good Reason, provided that in the case of a termination without a claim of Good Reason the Executive provides the Company with notice of his intent to terminate his employment at least ninety (90) days in advance of the Date of Termination (as defined in Section 4(b) below), and that in the case of a termination by the Executive with a claim of Good Reason, the Executive complies with all requirements set forth in the following sentence. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, without the Executive’s prior written consent: (i) a material reduction in the Executive’s Base Salary or Annual Bonus opportunity, unless such reduction is part of, and consistent with, a cost cutting measure affecting senior management generally; (ii) a material diminution in the Executive’s position, duties, responsibilities or reporting relationships; (iii) a material breach by the Company or the Parent of any material economic obligation under this Agreement or under the equity award agreements described in Section 2(c); or (iv) a change of the Executive’s principal place of employment to a location more than seventy-five (75) miles from such principal place of employment as of the Effective Date; provided that Good Reason shall not exist unless (x) the Executive first provides written notice to the Company indicating in reasonable detail the events or circumstances believed by the Executive to constitute Good Reason within sixty (60) days of the occurrence of such events or circumstances (or, in the case of clause (ii), within sixty (60) days of the Executive’s actual or constructive knowledge of such events or circumstances), (y) the Company shall have failed to cure such events and circumstances within sixty (60) days after such notice is given, and (z) the Executive terminates his employment on at least ten (10) days’ notice within one hundred and thirty (130) days of the occurrence of such events or circumstances (or, in the case of clause (ii), within one hundred and thirty (130) days of the Executive’s actual or constructive knowledge thereof). At any time after the Executive provides notice to the Company expressing his belief that events or circumstances giving rise to Good Reason have occurred, the Company may direct that the Executive provide services from his residence and not on the Company’s premises, or may direct the Executive to perform no services at all, in each case for a period no longer than sixty (60) days, provided that the Company shall continue to provide the Executive with the Base Salary and other compensation and benefits required under Section 2 of this Agreement.
4.    Termination Procedure.
(a)    Notice of Termination. Any termination of the Executive’s employment hereunder by either Party (other than a termination on account of the death of the Executive) shall be communicated by written “Notice of Termination” to the other party hereto in accordance with Section 11(a).
(b)    Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated pursuant to Section 3(b) or 3(c), the date the Executive receives Notice of Termination from the Company; (iii) if the Executive voluntarily terminates his employment without a claim of Good Reason, the date specified in the notice given pursuant to Section 3(e), which shall not be less than ninety (90) days after the Notice of Termination; (iv) if the Executive voluntarily terminates his employment with a claim of Good Reason, on the date selected by the Executive in accordance with Section 3(e) above; (v) if the Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date set forth in such Notice of Termination.
5.    Termination Payments.
(a)    Without Cause or for Good Reason.
(i)    Subject to Section 5(f) of this Agreement, in the event that the Company terminates the Executive’s employment hereunder without Cause, or the Executive terminates his employment hereunder for Good Reason, in each case prior to the Scheduled Termination Date, the Executive shall be entitled to:
(A)    any earned but unpaid Base Salary, any unused vacation if required by law, any unreimbursed expenses through the Date of Termination, and any amount or benefit then or thereafter due (after taking into account the effects of such termination) under the then-applicable terms of any applicable plan, program, agreement or benefit of the Company or its affiliates (e.g., equity awards, 401(k) accounts, unreimbursed medical benefits, indemnification rights, etc.) (the “Accrued Benefits”);
(B)    to the extent not yet fully paid, any earned Annual Bonus for the last immediately prior calendar year during the Employment Period whether or not such Annual Bonus has yet become due for payment (the “Prior Year Bonus”);
(C)    a cash payment (the “Severance Payment”) equal to the product of (x) two times (y) the sum of his Base Salary as of the Date of Termination (disregarding, for purposes of determining his Base Salary, any diminution in the Base Salary that occurred at any time after the Effective Date) and the average of the Executive’s earned Annual Bonuses (whether or not actually paid) for the two (2) most recent calendar years ended prior to the Date of Termination; and
(D)    subject to Section 11(m), continuation of all medical benefits for a period of two (2) years following the Date of Termination for the Executive and his eligible dependents that are substantially similar to those then provided to senior executive officers of the Company generally (“Welfare Benefit Continuation”), it being understood that (1) the Company may provide the portion of such coverage that can be obtained by the Executive pursuant to his rights under the Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”) by paying the excess of the Executive’s applicable COBRA premiums, over the premiums the Executive would have been required to pay for such portion of such coverage if his employment hereunder had continued and (2) for the non-COBRA portion of the Welfare Benefit Continuation period, the Company may, in order to avoid complications under the Affordable Care Act of 2010 and the Code, elect to provide medical benefit coverage through a commercially available policy reasonably comparable to the Company’s medical benefit program.
(ii)    The Accrued Benefits shall be paid/provided following the Date of Termination in accordance with the terms of the applicable plan, program, agreement or benefit or as required by law. The Prior Year Bonus, if any, shall be paid in cash only when annual bonus amounts are paid to other senior executives of the Company generally but in no event later than two and one-half (2-1/2) months following the calendar year with respect to which such Prior Year Bonus was earned. The Severance Payment shall be paid in cash in substantially equal installments over two (2) years following the Date of Termination, consistent with the Company’s payroll practices, with any installment due to be paid prior to the date that the condition described in Section 5(f)(i) has been satisfied being accumulated and paid within fifteen (15) days after such condition is satisfied, and with the last installment being paid no later than the second (2nd) anniversary of the Date of Termination, provided, however, that if the Company’s payroll practices change after the Executive has begun to receive payments under this Section 5(a), the Executive shall continue to receive payments in accordance with the schedule in effect at the time that the Executive began to receive payments under this Section 5(a); provided, further, however, notwithstanding the foregoing, if termination of employment is in anticipation of or within twelve (12) months following a Change of Control (as defined in the LTIP, as modified by Section 2(c)(vi) hereof), the Severance Payment will be paid in a cash lump sum within thirty (30) days following the Date of Termination, to the extent permissible under the rules regarding a “short-term deferral” within the meaning of Treasury Regulations Section 1.409A-1(b)(4) of the Code and “separation pay plans” within the meaning of Treasury Regulations Section 1.409A-1(b)(9) of the Code or otherwise not subject Executive to taxes under Section 409A of the Code. For purposes of the foregoing, a termination of employment will be deemed to be “in anticipation of” a Change of Control if such termination is for the principal purpose of avoiding or evading the Company’s or Parent’s compensation obligations that would arise upon a termination following a Change of Control.
(b)    Cause or Voluntary Resignation Other than for Good Reason. If the Executive’s employment hereunder is terminated by the Company for Cause or voluntarily by the Executive other than (x) for Good Reason or (y) in a termination to which Section 5(e) applies, the Company shall pay/provide the Executive the Accrued Benefits following the Date of Termination in accordance with the terms of the applicable plan, program, agreement or benefit or as required by law, and, other than with respect to the Accrued Benefits, the Company will have no further obligations to the Executive hereunder.
(c)    Death or Disability. If the Executive’s employment hereunder is terminated on or prior to the Scheduled Termination Date as a result of the Executive’s death or Disability, the Company shall pay the Executive or the Executive’s estate, as the case may be: (i) the Accrued Benefits, to be paid/provided following the Date of Termination in accordance with the terms of the applicable plan, program, agreement or benefit or as required by law; (ii) the Prior Year Bonus (to the extent not yet fully paid), to be paid in cash only when annual bonus amounts are paid to other senior executives of the

Company generally but in no event later than two and one-half (2-1/2) months following the calendar year with respect to which such Prior Year Bonus was earned; and (iii) a pro-rata Annual Bonus (“Pro-Rata Bonus”), determined by multiplying the Executive’s Target Bonus as of the Date of Termination (disregarding, for the purpose of determining the Target Bonus, any reduction in Base Salary occurring on or after the Effective Date) by a fraction, the numerator of which the number of days the Executive was employed with the Company during the calendar year in which his employment hereunder terminates and the denominator of which is 365 (the “Pro-Ration Fraction”), to be paid in cash within thirty (30) days after the Date of Termination; provided, however, that to the extent necessary to preserve the Company’s tax deduction of the Annual Bonus under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the Parties agree to negotiate in good faith to make adjustments to the method of determining the Pro-Rata Bonus.
(d)    Non-Renewal by the Company. If the Company elects, pursuant to the first sentence of Section 3 of this Agreement, not to extend the Employment Period and the Executive’s employment hereunder ends on the Scheduled Termination Date, then subject to Section 5(f) hereof, the Executive shall be entitled to receive: (i) the Accrued Benefits, to be paid/provided in accordance with the terms of the applicable plan, program, agreement or benefit or as required by law; (ii) the product of (x) two (2) times (y) a cash payment (the “Non-Renewal Payment”) equal to the sum of the Base Salary as of the Scheduled Termination Date (disregarding, for this purpose, any reduction in the Base Salary that occurred after the Effective Date) and the average of the Executive’s earned Annual Bonuses for the two (2) calendar years ended immediately prior to the Scheduled Termination Date, to be paid in substantially equal installments consistent with the Company’s payroll practices over the 12 months following the Scheduled Termination Date, with any installment due to be paid prior to the date that the condition described in Section 5(e)(i) has been satisfied being accumulated and paid within fifteen (15) days after such condition is satisfied, and with the last installment being paid on or before the first anniversary of the Scheduled Termination Date, provided, however, that if the Company’s payroll practices change after the Executive has begun to receive payments under this Section 5(d), the Executive shall continue to receive payments in accordance with the schedule in effect at the time that the Executive began to receive payments under this Section 5(d); and (iii) Welfare Benefits Continuation for the twenty-four (24) month period following the Scheduled Date of Termination; provided, further, however, notwithstanding the foregoing, if termination of employment is in anticipation of or within twenty-four (24) months following a Change of Control (as defined in the LTIP, as modified by Section 2(c)(vi) hereof), the Severance Payment will be paid in a cash lump sum within thirty (30) days following the Date of Termination, to the extent permissible under the rules regarding a “short-term deferral” within the meaning of Treasury Regulations Section 1.409A-1(b)(4) of the Code and “separation pay plans” within the meaning of Treasury Regulations Section 1.409A-1(b)(9) of the Code or otherwise not subject Executive to taxes under Section 409A of the Code. For purposes of the foregoing, a termination of employment will be deemed to be “in anticipation of” a Change of Control if such termination is for the principal purpose of avoiding or evading the Company’s or Parent’s compensation obligations that would arise upon a termination following a Change of Control.

(e)    Non-Renewal by the Executive. If the Executive elects, pursuant to the first sentence of Section 3 of this Agreement, not to extend the Employment Period, and the Executive’s employment hereunder ends on the Scheduled Termination Date, then, subject to Section 5(f) hereof, the Executive shall be entitled to receive (i) the Accrued Benefits, to be paid/provided in accordance with the terms of the applicable plan, program, agreement or benefit or as required by law, and (ii) a cash amount equal to (A) the annual bonus that the Executive would have received for such year under Section 2(b) above if he had remained employed hereunder indefinitely, determined under the Company’s annual bonus plan for such year and based on the extent to which objective performance goals were actually achieved, with any subjective and personal performance goals all deemed achieved at target, and with no negative, or positive, discretion exercised in determining the size of the annual bonus, multiplied by (B) the Pro-Ration Fraction, such amount to be paid at the time the annual bonus of such year would have been due to be paid under Section 2(b) above if the Executive had remained employed hereunder indefinitely.
(f)    Conditions Precedent. The payments and benefits provided under Sections 5(a), 5(d) and 5(e) of this Agreement (other than the Accrued Benefits) are subject to and conditioned upon (i) the Executive having provided, within thirty (30) days after the Date of Termination (or such greater period as required by law), an irrevocable waiver and general release of claims in the form attached hereto as Exhibit E (as such form may be revised by the Company to comply with changes in law) that has become effective in accordance with its terms and (ii) satisfying the requirements of Section 11(l)(ii) of this Agreement. The Executive shall, upon request by the Company, be required to repay to the Company (net of any taxes paid by the Executive or the Company on such payments), and the Company shall have no further obligation to pay, the Severance Payment, the Non-Renewal Payment, or the cash payment described in clause (ii) of Section 5(e), as applicable, in the event the Executive materially breaches, at any time prior to two (2) years after the Date of Termination, his obligations under Sections 7 or 8 hereof; provided, however, that, except in cases of willful misconduct, the Executive shall first be provided a fifteen (15) day cure period to cease, and to cure, such breach.
(g)    No Mitigation; No Offset. The Executive shall be under no obligation to seek other employment after the Date of Termination, and there shall be no offset against amounts or benefits due to him under this Agreement or otherwise on account of any remuneration or benefits provided by any subsequent employer.
(h)    As of the Termination Date, the Executive’s employment with the Company, the Parent, and all of their affiliates shall terminate, and the Executive shall be deemed to have resigned, effective immediately, from all directorships and other positions he held at any of the foregoing entities.
(i)    Notwithstanding anything to the contrary in this Agreement, the Executive hereby represents, warrants and covenants that he shall refrain from seeking and/or negotiating other employment for a period of at least one year from the date hereof and shall notify any prospective employers of this commitment.

6.    Legal Fees; Indemnification; Directors’ & Officers’ Liability Insurance.
(a)    Legal Fees. In the event of any contest or dispute between the Parties or between the Executive and the Parent, each of the Parties shall be responsible for its or his respective legal fees and expenses; provided that, if the Executive prevails on any material issue in any action in which the Executive’s rights or obligations under this Agreement or under the equity award agreements described in Section 2(c) are at issue, the Company shall reimburse the Executive for all reasonable legal fees and expenses incurred by him in connection with such action. For purposes of the preceding sentence, reasonable legal fees shall not include any legal fees awarded on a contingency basis to the extent such fees would exceed a reasonable fee based on the hours actually expended by such legal counsel multiplied by the counsel’s normal hourly billing rate.
(b)    Indemnification. The Executive will be entitled to indemnification, and prompt advancement of fees, costs and expenses, on the same terms as indemnification and advancement is made available to other senior executives of the Company, whether through the Company’s bylaws or otherwise.
(c)    D&O Coverage. During the Employment Period and for six years thereafter, the Executive shall be entitled to the same directors’ and officers’ liability insurance coverage that the Company provides generally to its other directors and officers, as may be altered from time to time for such directors and officers.
7.    Non-Solicitation. During the Employment Period (except as reasonably necessary and appropriate in connection with carrying out his duties hereunder) and for two (2) years thereafter, the Executive hereby agrees not to, directly or indirectly, solicit or hire or assist any other person or entity in soliciting or hiring any employee of the Company or any of its affiliates to perform services for any entity (other than the Company or its affiliates), or attempt to induce any such employee to leave the employ of the Company or its affiliates, or solicit, hire or engage on behalf of himself or any other Person (as defined below) any employee of the Company or anyone who was employed by the Company during the six-month period preceding such hiring or engagement.
8.    Confidentiality; Non-Compete; Non-Disclosure; Non-Disparagement.
(a)    Confidentiality. The Executive hereby agrees that, during the Employment Period (except as reasonably necessary and appropriate in connection with carrying out his duties hereunder) and thereafter, he will hold in strict confidence any Confidential Information related to the Company and its affiliates. For purposes of this Agreement, the term “Confidential Information” shall mean all confidential or proprietary information of the Company or any of its affiliates (in whatever form) which is not generally known to the public, including without limitation any inventions, processes, methods of distribution, customer lists or customers’ or trade secrets. Nothing in this Agreement or elsewhere shall prohibit, or otherwise restrict, the Executive from making truthful statements and disclosing documents and information: (i) when required to comply with applicable federal, state or local laws, pursuant to any subpoena or other written or oral request by any court or governmental authority, provided, that the Executive (a) notify the Company in writing and provide a copy to the Company of such subpoena or other request if in writing, and/or disclose the nature of the request for information if oral, within two (2) business days from the Executive’s actual notice of the service of such subpoena or other request, (b) consult with and assist the Company (at the Company’s reasonable request and sole expense) in seeking a protective order or request for other appropriate relief from disclosure, and (c) in the event that such protective order or other relief is not obtained, shall disclose only that portion of the Confidential Information which, based on the written advice of the legal counsel selected by the Executive and paid for by the Company, is legally required to be disclosed; (ii) in confidence to an attorney or other licensed tax and/or professional advisor, subject, in each case, to that individual being informed of this confidentiality obligation and agreeing to keep such information confidential, for the sole purpose of securing professional advice; or (iii) in good faith during the course of any proceeding under Section 11(i)(ii) of this Agreement.
(b)    Non-Competition. The Executive and the Company agree that the Parent and/or the Company would likely suffer significant harm from the Executive’s competing with the Company or the Parent (including for this purpose their subsidiaries) during the Employment Period and for some period of time thereafter. Accordingly, the Executive agrees that he will not, during the Employment Period and for a period of two (2) years following the Date of Termination, directly or indirectly, become employed by, engage in business with, serve as an agent or consultant to, become a partner, member, principal, stockholder or other owner (other than a holder of less than 1% of the outstanding voting shares of any publicly held company) of, any Person competitive with, or otherwise perform services relating to, the business of the Company (including for this purpose the businesses of its Parent and of the Parent’s subsidiaries) at the time of the termination (the “Business”) (whether or not for compensation). For purposes of this Agreement, the term “Person” shall mean any individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof that is engaged in the Business, or otherwise competes with the Company or its affiliates, anywhere in which the Company or its affiliates engage in or intend to engage in the Business or where the Company or its affiliates’ customers are located.
(c)    Return of Company Documents. The Executive hereby agrees that, upon the termination of the Employment Period, he shall not take, without the prior written consent of the Company, any drawing, blueprint, specification or other document (in whatever form) of the Company or its affiliates, which is of a confidential nature relating to the Company or its affiliates, or, without limitation, relating to its or their methods of distribution, or any description of any formulas or secret processes and will return any such information (in whatever form) then in his possession. Subject only to the Executive’s duty to hold in strict confidence all Confidential Information of the Company and its affiliates and his other obligations under this Agreement, the Executive shall be permitted to retain and use his rolodex (and electronic equivalents); documents and data relating to his personal entitlements and obligations; and any other items that the Company approves.
(d)    Non-Disparagement. The Executive hereby agrees not to defame or disparage the Company, its affiliates and their respective officers, directors, members or executives. The Executive hereby agrees to cooperate with the Company and its affiliates, upon reasonable request, in refuting any defamatory or disparaging remarks by any third party made in respect of the Company or its affiliates or their directors, members, officers or executives.
9.    Injunctive Relief. The Executive acknowledges that it is impossible to measure in money the damages that will accrue to the Company and its affiliates in the event that the Executive breaches any of the restrictive covenants provided in Sections 7 and 8 hereof. In the event that the Executive breaches any such restrictive covenant, the Company or any of its affiliates shall be entitled to an injunction restraining the Executive from violating such restrictive covenant (without posting any bond). If the Company or one of its affiliates shall institute any action or proceeding to enforce any such restrictive covenant, the Executive hereby waives the claim or defense that the Company or such affiliate has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that the Company has an adequate remedy at law. The foregoing shall not prejudice the Company’s right to seek any other relief to which it may be entitled.
10.    280G Tax Treatment. If, after the Effective Date, it shall be determined that any payment or benefit (including, without limitation, the issuance of common shares, and the granting, vesting, exercising or termination of stock options, restricted stock units or other equity awards) to or for the benefit of the Executive under this Agreement or any other plan, program, agreement or arrangement of the Company, the Parent, or any of their affiliates would be subject to the excise tax, and loss of tax deduction, under Sections 280G and 4999 of the Code, to the extent such relief is available, upon written request by the Executive and his waiver of any right to payment or such benefit, the Company and the Parent shall use their best reasonable efforts to secure approval of such payment or benefit in a shareholder vote in a manner intended to comply with the rules and regulations promulgated under Section 280G(b)(5) of the Code.
11.    Miscellaneous.
(a)    Notices. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service and, in each case, addressed as follows (or if it is sent through any other method agreed upon by the parties):
If to the Company:
Aleris International, Inc.
        25825 Science Park Drive, Suite 400
Beachwood, Ohio 44122
Attention: Christopher R. Clegg

If to the Parent:
Aleris Corporation
25825 Science Park Drive, Suite 400
Beachwood, Ohio 44122
Attention: Christopher R. Clegg
If to the Executive:
During the Employment Period, to his principal office at the Company, and after the Employment Period to his principal residence as listed in the records of the Company
With a copy in either case to:
Morrison Cohen LLP
909 Third Avenue, 27th Floor
New York, NY 10022
Attn: Robert M. Sedgwick, Esq.
or to such other address as any Party may designate by notice to the others.
(b)    Entire Agreement. This Agreement, including its exhibits and schedules, shall constitute the entire agreement and understanding among the Parties hereto with respect to the Executive’s employment hereunder and supersedes and is in full substitution for any and all prior understandings or agreements (whether written or oral) with respect to the Executive’s employment (including, without limitation, the Memorandum of Understanding between the Parties, dated as of September 2, 2013). For the avoidance of doubt, nothing in this Section 11(b) shall be read to affect the Executive’s rights to the Accrued Benefits determined as of the Effective Date or as of the date of this Agreement. The Company represents and warrants that it has obtained the approval of any person or body whose approval is necessary as of the Effective Date to carry out the terms of this Agreement. In the event of any conflict between the provisions of this Agreement (including its exhibits and schedules) and the provisions of any other document, the provisions of this Agreement shall control unless the Parties otherwise agree in a signed writing that specifically identifies the provisions of this Agreement whose control is being waived.
(c)    Amendment; No Waiver. This Agreement may be amended only by an instrument in writing signed by the Parties that specifically identifies the provisions being amended, and the application of any provision hereof may be waived only by an instrument in writing that specifically identifies the provision whose application is being waived and that is signed by the person against whom or which enforcement of such waiver is sought. The failure of any Party at any time to insist upon strict adherence to any provision hereof shall in no way affect the full right to insist upon strict adherence at any time thereafter, nor shall the waiver by any Party of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement. No failure or delay by either Party in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.
(d)    No Construction Against Drafter. The Parties acknowledge and agree that each Party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both Parties and not in favor or against either Party.
(e)    Assignment. This Agreement is binding on and is for the benefit of the Parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. This Agreement is personal to the Executive. Neither this Agreement nor any right or obligation hereunder may be assigned by the Executive, without the prior written consent of the Company or except by will or the laws of descent and distribution, and any purported assignment in violation of this Section 11(e) shall be void.
(f)    Assumption of Agreement. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in the Agreement, “the Company” shall mean both the Company as defined above and any such successor that assumes this Agreement, by operation of law or otherwise.
(g)    Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either Party; provided, however, that in the event that any court of competent jurisdiction shall finally hold in a non-appealable judicial determination that any provision of Section 7 or 8 (whether in whole or in part) is void or constitutes an unreasonable restriction against the Executive, such provision shall not be rendered void but shall be deemed to be modified to the minimum extent necessary to make such provision enforceable for the longest duration and the greatest scope as such court may determine constitutes a reasonable restriction under the circumstances. Subject to the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
(h)    Tax Withholding. The Company may withhold from any amounts payable to the Executive hereunder all federal, state, city, foreign or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood that the Executive shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).
(i)    Governing Law; Consent to Jurisdiction; Waiver of Jury Trial; Service of Process.
(i)    This Agreement shall be governed by and construed in accordance with its express terms, and otherwise in accordance with the laws of the State of Delaware without reference to its principles of conflicts of law.
(ii)    Except as otherwise specifically provided herein, the Parties and the Parent each hereby irrevocably submits to the exclusive jurisdiction of any court of the United States located in the State of Delaware or in a State Court in Delaware over any dispute between them that arises out of or relates to this Agreement, the Executive’s employment with the Company, or any termination of such employment. Except as otherwise specifically provided in this Agreement, the Parties and the Parent undertake not to commence any suit, action or proceeding based on any dispute between them that arises out of or relates to this Agreement, the Executive's employment with the Company, or any termination of such employment in a forum other than a forum described in this Section 11(i)(ii); provided, however, that nothing herein shall preclude either Party or the Parent from bringing any suit, action or proceeding in any other court for the purposes of enforcing the provisions of this Section 11(i) or enforcing any judgment obtained by the Company. The agreement of the Parties and the Parent to the forum described in this Section 11(i)(ii) is independent of the law that may be applied in any suit, action, or proceeding, and the Parties agree to such forum even if such forum may under applicable law choose to apply non-forum law. The Parties and the Parent waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in an applicable court described in Section 11(i)(ii), and the Parties and the Parent agree that they shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. The Parties and the Parent agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any suit, action or proceeding brought in any applicable court described in Section 11(i)(ii) shall be conclusive and binding upon the Parties and the Parent and may be enforced in any other jurisdiction.
(iii)    THE PARTIES AND THE PARENT EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL IN THE EVENT ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT WITH THE COMPANY IS LITIGATED OR HEARD IN ANY COURT.

(j)    Each of the Parties and the Parent hereto agrees that this Agreement involves at least $100,000 and that this Agreement has been entered into in express reliance on Section 2708 of Title 6 of the Delaware Code. Each of the Parties and the Parent hereto irrevocably and unconditionally agrees (i) that service of process may be made on such Party or the Parent by mailing copies of such process to such Party or the Parent at such Party’s or the Parent’s address as specified in Section 11(a) and (ii) that service made pursuant to clause (i) above shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such Party or the Parent personally within the State of Delaware.
(k)    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Signatures delivered by facsimile (including by “pdf”) shall be deemed effective for all purposes.
(l)    Headings. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.
(m)    Section 409A.
(i)    It is the intention of the Parties that this Agreement comply with the requirements of Section 409A of the Code, and this Agreement will be interpreted in a manner intended to comply with Section 409A. All payments under this Agreement are intended to be excluded from the requirements of Section 409A of the Code or be payable on a fixed date or schedule in accordance with Section 409A(a)(2)(iv) of the Code. The Parties agree to negotiate in good faith to make amendments to this Agreement as the Parties mutually agree are necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. To the extent that reimbursements or in-kind benefits due to the Executive under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to the Executive in a manner consistent with Treasury Regulations Section 1.409A-3(i)(1)(iv). Notwithstanding the foregoing, the Executive shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of the Executive in connection with payments and benefits provided in accordance with the terms of this Agreement (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold the Executive (or any beneficiary) harmless from any or all of such taxes or penalties.
(ii)    Notwithstanding anything in this Agreement or elsewhere to the contrary, in the event that the Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) and the Executive is not “disabled” within the meaning of Section 409A(a)(2)(C), no payments hereunder that are “deferred compensation” subject to Section 409A of the Code shall be made to the Executive prior to the date that is six (6) months after the date of the Executive’s “separation from service” (as defined in Section 409A of the Code) or, if earlier, the Executive’s date of death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date. For purposes of Section 409A of the Code, each of the payments that may be made under Sections 5(a) and 5(d) are designated as separate payments for purposes of Treasury Regulations Section 1.409A-1(b)(4)(i)(F), 1.409A-1(b)(9)(iii) and 1.409A-1(b)(9)(v)(B).
(iii)    For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A of the Code, references to “termination of employment” (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A. The Executive shall have no duties or obligations after the Date of Termination that are inconsistent with his having a “separation of service” as of the Date of Termination for purposes of Section 409A of the Code.
(iv)    Executive’s right to any deferred compensation, as defined under Section 409A of the Code, shall not be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, garnishment by creditors, or borrowing, to the extent necessary to avoid tax, penalties and/or interest under Section 409A of the Code.
(n)    Legal Fees in Connection with this Agreement. The Company shall pay all reasonable fees and expenses incurred by the Executive and his legal counsel in connection with this amendment and restatement of the Prior Agreement and the documentation of the 2013 and 2014 equity awards described in Section 2(c), subject to a cap of $25,000 in the aggregate.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.
EXECUTIVE
/s/ Steven J. Demetriou
Steven J. Demetriou
ALERIS INTERNATIONAL, INC.

By: /s/ Christopher R. Clegg
Christopher R. Clegg
Executive Vice President, General Counsel & Secretary

[Signature Page to Steven Demetriou Employment Agreement]

ACCEPTED AND AGREED as to Sections 2(c), 10, 11(i)(ii) and 11(i)(iii) only as of the date first written above.
ALERIS CORPORATION
By: /s/ Christopher R. Clegg
Christopher R. Clegg
Executive Vice President, General Counsel & Secretary

Exhibit A
Partial Option Cancellation Amendment Agreement
[Filed Separately With The SEC.]

Exhibit B
2013 Stock Option Award Agreement
[Filed Separately With The SEC.]

2

Exhibit C
2013 Restricted Stock Unit Award Agreement

[Filed Separately With The SEC.]

3

Exhibit D
FORM OF
ALERIS CORPORATION
2010 EQUITY INCENTIVE PLAN
2014 STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (the “Agreement”) is made effective as of the date set forth on Exhibit A hereto (the “Grant Date”) between ALERIS CORPORATION, a Delaware corporation f/k/a Aleris Holding Company (together with its successors and assigns) (the “Company”), and the person named on Exhibit A hereto (the “Optionee”). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Plan (as defined below).
W I T N E S S E T H:

In consideration of the mutual promises and covenants made herein and of the Optionee having entered into an amended and restated employment agreement (the “Employment Agreement”) with a subsidiary of the Company effective as of September 15, 2013, and of the mutual benefits to be derived herefrom, the parties hereto agree as follows:
1.    Grant of Stock Option. Subject to the provisions of this Agreement and to the provisions of the Aleris Holding Company 2010 Equity Incentive Plan, as amended, supplemented or otherwise modified from time to time (the “Plan”), which is hereby incorporated by reference herein, to the extent set forth in Section 17 below, the Company grants to the Optionee as of the Grant Date the right and option (the “Stock Option”) to purchase shares of common stock of the Company, par value $0.01 per share (“Common Stock”). The Stock Option is granted at an exercise price per share of $[_____].1 Unless earlier terminated pursuant to the terms of this Agreement, the Stock Option shall (except to the extent otherwise provided in Section 10 below) expire on the tenth anniversary of the Grant Date (the “Option Period”). Subject to Section 17 below, this Agreement shall be construed in accordance with the provisions of the Plan. The Stock Option is not intended to be treated as an “incentive stock option,” as such term is defined in Section 422 of the Code. If requested by the Company, as a condition precedent to the Optionee’s exercise of any portion of the Stock Option pursuant to this Agreement prior to the effectiveness of an initial public offering of the Common Stock of the Company, the Optionee shall execute the Stockholders Agreement, if any (unless the Optionee has already done so), in which case the Optionee shall have all of the rights and obligations of a Stockholder (as such term is defined in the Stockholders Agreement) described therein in respect of any shares of Common Stock that are acquired by the Optionee pursuant to exercise of the Stock Option. For periods prior to the effectiveness of an initial public offering of the Common Stock of the Company, any shares of Common Stock received by the Optionee upon any exercise of the Stock Option shall be subject to all terms of the Stockholders Agreement (without regard to whether or not the Optionee is a party to the Stockholders Agreement).
______________________________
1    To be determined by the Committee based on December 31, 2013 marked value.

2.    Exercisability of the Stock Option.
(a)    Time-Based Vesting. Subject to Section 5 of this Agreement, the Stock Option shall vest and become exercisable as follows:

Vesting Date	Vested Percentage	Cumulative Vested Percentage
January 15, 2015	25%	25%
January 15, 2016	25%	50%
January 15, 2017	50%	100%

(b)    Change of Control. Notwithstanding Section 2(a) and subject to Section 4 of this Agreement, upon a Change of Control, the Stock Option shall vest and become exercisable to the extent necessary to make the aggregate percentage of the Stock Option that has become vested and exercisable as of the date of such Change of Control at least equal to the percentage by which the Initial Investors have reduced their combined Common Stock interest in the Company (measured by the number of shares of the Company’s Common Stock acquired on the Effective Date and still held immediately following the Change of Control as compared to the number of shares of the Company’s Common Stock held as of the Effective Date, in each case as adjusted for stock splits, stock dividends, and the like); provided, however, that if the Initial Investors’ combined Common Stock interest in the Company is reduced by 75% or more (as measured above), then the Stock Option shall vest, and be exercisable, in full. By way of example and for illustration purposes only, if there is a Change of Control following the second anniversary of the Effective Date when 50% of the Stock Option is vested and exercisable and the Initial Investors reduce their combined Common Stock interest in the Company by 70%, then an additional 20% of the Stock Option shall vest and become exercisable upon the Change of Control, and, subject to Section 11 of the Plan and Section 7 of this Agreement, the remaining 30% of the Stock Option shall continue to vest in accordance with Section 2(a) hereof. For purposes of this Agreement, the terms “Initial Investors” and “Initial Investors and their affiliates” as used in the Plan and in this Agreement, including, without limitation, as applied to the “Change of Control” definition under the Plan, is hereby modified so that such terms are understood to include only Oaktree Capital Management, L.P. and its Affiliates and to exclude Apollo Management VII, L.P. and its Affiliates.
3.    Method of Exercise of the Stock Option.
(a)    All or any portion of the Stock Option that has become vested and exercisable may be exercised by delivery to the Company of a written notice stating the number of whole Shares to be purchased pursuant to this Agreement and, except as provided in Section 3(b) below, accompanied by cash or a personal check or bank draft in the amount equal to the aggregate exercise price for such Shares. The Stock Option may not be exercised in respect of any fractional Share unless specifically consented to by the Committee in writing. The exercise of less than the entire vested and exercisable portion of the Stock Option shall not cause the expiration, termination, or cancellation of the remaining Stock Option (whether the remaining Stock Option is vested or unvested, exercisable or not exercisable). All shares of Common Stock of the Company delivered upon any exercise of the Option shall, when delivered, (i) be duly authorized, validly issued, fully paid and nonassessable, (ii) be registered for sale, and for resale, under U.S., State and federal securities laws to the extent that other securities of the same class are then so registered or qualified and (iii) be listed, or otherwise qualified, for trading on any securities exchange or securities market on which securities of the same class are then so listed or qualified.
(b)    The Optionee shall be able to satisfy all or any portion of (i) the exercise price, and/or (ii) applicable withholding taxes due in connection with such exercise, by (A) at his election reducing the number of Shares otherwise deliverable pursuant to such exercise of the Stock Option by a number of Shares (including, where applicable, fractional shares) having a Fair Market Value on the date of exercise equal to the exercise price and/or applicable withholding taxes (provided that, unless otherwise specifically consented to by the Committee, only the number of whole Shares deliverable pursuant to the requested exercise (after giving effect to such reduction) shall be delivered to the Optionee, with any remaining fractional Share deemed unexercised and, only to the extent permitted by the terms of this Agreement, to remain outstanding and exercisable) or (B) at the sole discretion of the Committee, utilizing some other form of net physical settlement or method of cashless exercise as determined by the Committee. The Committee may, in its sole discretion, also permit payment of all or any portion of the exercise price and/or applicable withholding taxes due in connection with such exercise by surrender by the Optionee of a number of Shares that are already owned by the Optionee having a Fair Market Value equal to such portion of the exercise price and/or applicable withholding taxes. Such Shares shall be surrendered to the Company in good form for transfer and shall be valued at their Fair Market Value on the date that the Stock Option is exercised.
4.    Termination of Employment.
(a)    Termination for Cause or without Good Reason. If the Optionee’s employment under the Employment Agreement is terminated by his employer at any time for Cause, the Stock Option (including any exercisable portion thereof to the extent not yet exercised) shall be cancelled and forfeited in its entirety as of the Date of Termination (as defined in the Employment Agreement) without consideration therefor and expire on such date; provided that, for avoidance of doubt, the Stock Option (to the extent previously exercised), and any distribution previously made in respect of the Stock Option upon exercise or cancellation, shall be subject to forfeiture only as expressly provided elsewhere in this Agreement or in the Employment Agreement; and, provided, further, that the foregoing shall not in any way limit any other rights that either party may have with respect to the other party. If the Optionee’s employment under the Employment Agreement is terminated by the Optionee without Good Reason (as defined in the Employment Agreement), (i) the portion of the Stock Option that is unvested on the Date of Termination shall be cancelled and forfeited without consideration therefor, and (ii) subject to Section 7 of this Agreement, the portion of the Stock Option that is vested and exercisable on the date of such termination may be exercised at any time through the earlier of (a) the 90th day following the Date of Termination and (b) the last day of the Option Period, and after which such portion shall (except to the extent otherwise provided in Section 10 below) expire.
(b)    Termination without Cause or for Good Reason. If the Optionee’s employment under the Employment Agreement is terminated by his employer not for Cause (including, for avoidance of doubt, due to non-extension of the Employment Period by his employer under Section 3 of the Employment Agreement) or by the Optionee with Good Reason, the Stock Option shall vest and become exercisable on the Date of Termination with respect to 50% of the Shares covered respectively thereby that have not previously vested and become exercisable as of such date. Subject to Section 7 of this Agreement, the portion of the Stock Option that is or becomes exercisable on the Date of Termination may be exercised at any time through the earlier of (i) the six (6) month anniversary of the Date of Termination and (ii) the last day of the Option Period, and after which such portion shall (except to the extent otherwise provided in Section 10 below) expire. Notwithstanding the foregoing, if the Optionee’s employment under the Employment Agreement is terminated by his employer not for Cause or by the Optionee with Good Reason, in each case, in anticipation of or within twelve (12) months following a Change of Control, the entire Stock Option shall become vested and exercisable immediately and, subject to Section 7 of this Agreement, may be exercised at any time through the earlier of (a) the twelve (12) month anniversary of the Date of Termination, and (b) the last day of the Option Period, after which such portion shall (except to the extent otherwise provided in Section 10 below) expire. For purposes of this Section 4(b), a termination of employment will be deemed to be “in anticipation of” a Change of Control if such termination (or the Good Reason event giving rise to such termination) is done by the Company or any Subsidiary or Affiliate with the principal purpose of avoiding or evading its compensation obligations that would arise upon a termination following a Change of Control.
(c)    Termination due to death or Disability. If the Optionee’s employment is terminated as a result of the Optionee’s death or Disability, (i) the portion of the Stock Option that is unvested at the time of such termination shall be cancelled and forfeited without consideration therefor, and (ii) the portion of the Stock Option that is vested and exercisable as of the Date of Termination may be exercised at any time through the earlier of (a) the one-year anniversary of the Date of Termination and (b) the last day of the Option Period, subject to Section 7 of this Agreement, after which such portion shall (except to the extent otherwise provided in Section 10 below) expire.
(d)    Nothing in this Agreement or the Plan shall confer upon the Optionee any right to continue in the employ or service of the Company or any of its Subsidiaries or Affiliates or interfere in any way with the right of the Company or any of its Subsidiaries or Affiliates to terminate the Optionee’s employment or service at any time and for any reason.
5.    Nontransferability of the Stock Option. The Stock Option may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner by the

Optionee (other than, in the event of the Optionee’s death, or by will or the applicable laws of descent and distribution) and any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance in violation of this Section 5 shall be void and unenforceable against the Company or any Subsidiary or Affiliate. The Stock Option may be exercised during the lifetime of the Optionee, only by such Optionee, and if exercisable after the death of the Optionee, may be exercised by his legatees, personal representatives or distributees. Any permitted transfer of the Stock Option by will or the laws of descent and distribution shall not be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may reasonably deem necessary to establish the validity of the transfer, the acceptance by the transferee or transferees of the terms and conditions of the Plan and this Agreement and the agreement to be bound by the acknowledgments made by the Optionee in connection with the grant of this Stock Option.
6.    Rights as a Stockholder. Neither the Optionee nor any transferee of the Stock Option shall have any rights as a stockholder, including, without limitation, the right to receive dividends, with respect to any Shares covered by the Stock Option until the date when his or her purchase is entered upon the records of the Company or the duly authorized transfer agent of the Company.
7.    Adjustment in the Event of Change in Stock; Change of Control.
(a)    In the event of any merger, consolidation, reorganization, recapitalization, spin-off, split-up, combination, modification of securities, exchange of securities, liquidation, dissolution, share split, reverse share split, share dividend, other distribution of securities or other property in respect of shares or other securities (other than ordinary recurring cash dividends), or other change in corporate structure or capitalization affecting the rights or value of the securities and property then subject to the Stock Option, the Committee shall promptly make equitable and appropriate adjustment(s) in the number and/or kind of the securities and/or property that are subject to the Stock Option, and/or the exercise price, and/or other terms or conditions of the Stock Option, so as to avoid dilution or enlargement of the benefits or potential benefits represented by the Stock Option. Any determination made by the Committee regarding any adjustment will, to the extent reasonable and made in good faith, be final and conclusive.
(b)    Effective upon a Change of Control, unless otherwise specifically prohibited under applicable laws or by the rules and regulations of any governmental agency or self-regulatory body and without in any way limiting the extent of Section 7(a), the Committee is authorized (but not obligated) to make any or all of the following adjustments (or any combination thereof) to the Stock Option:
(i)    the continuation or assumption of the Stock Option by the Company (if it is the surviving corporation) or by the surviving corporation or any direct or indirect parent of either, in a manner consistent with Section 7(a) above;
(ii)    the substitution by the surviving corporation, or any direct or indirect parent thereof, of the Stock Option with a stock option having substantially the same terms as the Stock Option being replaced, in a manner consistent with Section 7(a) above;
(iii)    the acceleration of the vesting and exercisability of the Stock Option, so that it is fully vested and exercisable immediately prior to or as of the date of the Change of Control, and the expiration of the Stock Option to the extent not exercised (subject to Section 10 below) as of the date of the Change of Control or other later date thereafter designated by the Committee; or
(iv)    the cancellation of all or any portion of the Stock Option in exchange for a cash payment, and/or such other property (if any) as is paid as consideration to holders of Shares in the Change of Control, having an aggregate Fair Market Value equal (in each case) to the excess, if any, of the Fair Market Value of the securities and other property subject to the Stock Option or portion thereof being cancelled over the aggregate exercise price for the Stock Option or portion thereof being cancelled (and, for the avoidance of doubt, if there is no such excess, such Option may be cancelled without any payment or consideration therefor).
(c)    Except as expressly provided in the Plan or this Agreement, the Optionee shall not have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or this Agreement, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares or amount of other property subject to this Agreement.
(d)    Notwithstanding anything to the contrary in this Agreement or elsewhere, no adjustment shall be made to the Stock Option that would cause it, or any portion of it, to be treated as “deferred compensation” for purposes of Section 409A of the Code.
8.    General Assets. Nothing contained in the Plan or this Agreement, and no action taken pursuant to their provisions, shall be construed to create a trust of any kind, nor any fiduciary relationship between the Company or any Subsidiary or Affiliate, on the one hand, and the Participant, the Participant’s beneficiary or legal representative or any other person, on the other. To the extent that any person acquires a right to receive payments or other property from the Company under the Plan or this Agreement, such right shall be no greater than the rights of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company, and all amounts and property credited to the Account under this Agreement shall continue for all purposes to be part of the general assets of the Company.
9.    Responsibility for Taxes. Except to the extent otherwise provided in certain circumstances that apply with respect to the exercise of the Stock Option in Section 3(b) above, the Optionee shall be solely responsible for all taxes imposed on the

Optionee (including, without limitation, applicable federal, state, provincial, territorial, local or foreign income, social security, estate or excise taxes) that may be payable as a result of the Optionee’s participation in the Plan or as a result of the grant, vesting, or exercise of the Stock Option and/or the sale, disposition or transfer of any shares of Common Stock acquired upon the Optionee’s exercise of the Stock Option, excluding, however, for avoidance of doubt, the employer’s portion of any such taxes. Subject to any election the Optionee may have made under Section 3(b) above, as a condition of the exercise of the Stock Option, prior to the delivery of a certificate or certificates representing any share of Common Stock and immediately following the exercise of any Stock Option, the Optionee must pay to the Company, any amount that the Company determines it is required to withhold from payments to the employee (other than, for avoidance of doubt, the employer’s portion of any such taxes) under any applicable and federal, state, provincial, territorial, local or foreign tax laws upon the exercise of the Stock Option and the transfer of such Shares subject to the Stock Option. Subject to any election the Optionee may have made under Section 3(b) above, the Parties hereby acknowledge that the Company and its Subsidiaries and Affiliates shall have the right and are authorized to offset from any compensation or other amounts owing to the Optionee the amount of any required tax withholding and payroll taxes in respect of a Stock Option, its exercise or any payment or transfer under this Agreement (other than, for avoidance of doubt, the employer’s portion of any such taxes) and to take such other action as may be necessary to satisfy all obligations for the payment of such taxes.
10.    Government and Other Regulations.
(a)    Shares shall not be issued pursuant to the Stock Option unless the issuance and delivery of such Shares comply with (or are exempt from) all applicable requirements of law, including (without limitation) the Exchange Act, the Securities Act, the rules and regulations promulgated thereunder, state securities laws and regulations and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded. No delay in issuance shall result in the expiration of the exercisability of all, or any portion of, the Stock Option. Except otherwise provided in this Agreement, the Company shall not be obligated to file any registration statement under any applicable securities laws to permit the purchase or issuance of any Shares, and, accordingly, any certificates for Shares may have an appropriate legend or statement of applicable restrictions endorsed thereon. If the Company reasonably deems it necessary to ensure that the issuance of Shares pursuant to this Stock Option is not required to be registered under any applicable securities laws, the Optionee shall deliver to the Company an agreement or certificate containing such representations, warranties and covenants as the Company reasonably determines necessary or appropriate to satisfy such requirements.
(b)    The exercise of the Stock Option shall only be effective at such time as counsel to the Company shall have determined that the issuance and delivery of Shares pursuant to such exercise is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which such Shares are traded. The Company may, in its reasonable discretion, defer the effectiveness of the exercise of the Stock Option or the issuance or transfer of Shares pending or to ensure compliance under federal or state securities laws or the rules or regulations of any exchange on which such Shares are then listed for trading. The Company shall inform the Optionee in writing of its decision to defer the effectiveness of the exercise of the Stock Option or the issuance or transfer of Shares. During the period that the effectiveness of the exercise of the Stock Option has been deferred, the Optionee may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto. No delay in exercise pursuant to this Section 10(b) shall result in the expiration of all, or any portion of, the Stock Option until at least 10 business days after exercise has been permitted.
(c)    As a condition to any exercise of the Stock Option, upon reasonable request by the Company, the Optionee will be required to represent, warrant and covenant as follows:
(i)    The Optionee is acquiring the Shares for his own account and not with a view to, or for sale in connection with, any distribution of the shares of Common Stock in violation of the Securities Act or any rule or regulation under the Securities Act or in violation of any applicable state securities law.
(ii)    The Optionee has had such opportunity as he has deemed adequate to obtain from representatives of the Company such information as is necessary to permit him to evaluate the merits and risks of his investment in the Company.
(iii)    The Optionee has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in acquiring the Shares and to make an informed investment decision with respect to such investment.
(iv)    The Optionee can afford the complete loss of the value of the Shares and is able to bear the economic risk of holding such Shares for an indefinite period.
(v)    The Optionee understands that, until the effectiveness of an initial public offering of the Common Stock of the Company, (I) the Shares have not been registered under the Securities Act and constitute “restricted securities” within the meaning of Rule 144 under the Securities Act; (II) the Shares cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available; and (III) there is now no registration statement on file with the Securities and Exchange Commission with respect to the Shares and there is no commitment on the part of the Company to make any such filing.
(vi)    In addition, upon any exercise of the Stock Option, and as a condition thereof, the Optionee will make or enter into such other written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws or with this Agreement.
11.    Tax Reporting. Upon the exercise of all or any portion of the Stock Option in accordance with Section 3 above, the Optionee shall recognize taxable income and the Company shall report such taxable income to the appropriate taxing authorities as it determines to be necessary and appropriate.
12.    Clawback/Forfeiture. Notwithstanding anything to the contrary contained herein and without limiting any other rights and remedies of the Company, if the Optionee (i) materially violates the restrictive covenants in the Employment Agreement relating to non-competition, non-solicitation or non-disclosure or (ii) engages in fraud or other willful misconduct that contributes materially to any significant financial restatement or material loss, the Committee may, at any time up to six months after learning of such conduct, cancel the Stock Option, including any vested portions thereof, or require the Optionee to forfeit or to repay to the Company the after-tax gain realized on any previously exercised portion of the Stock Option; provided, however, that (a) except in cases of willful misconduct, the Optionee shall be provided a fifteen (15) day cure period to cease and to cure the conduct described in clause (i) of this Section 12. To the extent once vested, the Stock Option (and any proceeds received in respect of the Stock Option) shall be wholly non-forfeitable except as expressly set forth in this Agreement or the Employment Agreement; provided that the foregoing shall not in any way limit any other rights that either party may have with respect to the other party.
13.    Fair Market Value. Prior to the effectiveness of an initial public offering of the Common Stock of the Company, for purposes of this Agreement, “Fair Market Value”, as of any date, shall mean fair market value as of such date determined without discount for lack of liquidity, lack of control, minority status, contractual restrictions or the like, provided that, when used in respect of Shares, for so long as (i) the Shares are not listed on a national securities exchange, (ii) the Shares are not quoted in an inter-dealer quotation system on a last sale basis and (iii) Oaktree Capital Management, L.P. or any of its affiliates (collectively, “Oaktree”) are holding Shares, then, other than in the context of a Change of Control, the Fair Market Value of such Shares shall be as determined using the same methodology that was used for the then-most-recent determination of the value of Shares reported by Oaktree to its investors; and provided further that for securities that are listed on a national securities exchange, “Fair Market Value”, as of any date, shall mean the closing sale price reported as having occurred on the primary exchange on which the security is listed and traded on such date, or, if there is no such sale on that date, then on the last preceding date on which a sale was reported; and, for securities that are not listed on any national securities exchange but are quoted in an inter-dealer quotation system on a last sale basis, “Fair Market Value”, as of any date, shall mean the average between the closing bid price and ask price reported on such date, or, if there is no such sale on that date, then on the last preceding date on which a sale was reported. For the avoidance of doubt, the foregoing valuation approach shall not be interpreted to provide the Optionee with a compensatory benefit but rather is intended by the parties to promote consistency in making determinations of the fair market value of Shares. Following the effectiveness of an initial public offering of the Common Stock of the Company, for purposes of this Agreement, “Fair Market Value” shall have the meaning ascribed to it in the Plan.
14.    Notices. All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by facsimile, overnight courier or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Optionee:	To the address specified in Exhibit A hereto or to any updated address filed by the Executive with the Company.

With a copy to:
Morrison Cohen LLP
909 Third Avenue, 27th Floor
New York, NY 10022
Attn: Robert M. Sedgwick, Esq.

If to the Company:    Aleris Corporation
    25825 Science Park Drive, Suite 400
Beachwood, Ohio 44122
    Attention: Christopher R. Clegg

or to such other address or facsimile number as either party shall have furnished to the other in writing in accordance with this Section 14. Notice and communications shall be effective when actually received by the addressee.

15.    Stockholders Agreement. Prior to the effectiveness of an initial public offering of the Common Stock of the Company, neither the adoption of the Plan nor the grant of the Stock Option pursuant to this Agreement shall restrict in any way the adoption of any amendment, supplement or other modification of the Stockholders Agreement, if any, in accordance with the terms of such agreement.
16.    Governing Law. This Agreement shall be governed by, and construed in accordance with, its express terms, and otherwise in accordance with the laws of the State of Delaware, as such laws are applied to contracts entered into and performed in such state and without regard to the principles of conflicts of laws thereof or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than such state.
17.    Stock Option Subject to the Plan. By entering into this Agreement, the Optionee agrees and acknowledges that (i) the Optionee has received and read a copy of the Plan as in effect on the date hereof, and (ii) the Stock Option is subject to the Plan, and (iii) Shares acquired upon the exercise of the Stock Option are subject to the terms of the Stockholders Agreement. In the event of a conflict between any term or provision contained in this Agreement and any term or provision of the Plan and the Stockholders Agreement, the terms and provisions of the Stockholders Agreement and then in descending order this Agreement and the Plan shall prevail. No amendment to the Plan that is inconsistent with the express terms of this Agreement and that adversely affects any of the Optionee’s rights under this Agreement shall be effective as to this Agreement without the Optionee’s prior written consent; provided, however, the Committee may amend the Plan and this Agreement to the extent necessary to comply with applicable law.

Notwithstanding the foregoing, following the effectiveness of an initial public offering of the Common Stock of the Company, this Section 17 shall be revised to read as follows: “Stock Option Subject to the Plan. By entering into this Agreement, the Optionee agrees and acknowledges that (i) the Optionee has received and read a copy of the Plan as in effect on the date hereof, and (ii) the Stock Option is subject to the Plan. In the event of a conflict between any term or provision contained in this Agreement and any term or provision of the Plan, the terms and provisions of this Agreement shall prevail. No amendment to the Plan that is inconsistent with the express terms of this Agreement and that adversely affects any of the Optionee’s rights under this Agreement shall be effective as to this Agreement without the Optionee’s prior written consent; provided, however, the Committee may amend the Plan and this Agreement to the extent necessary to comply with applicable law.”
18.    Certain Specific Acknowledgments; Dispute Resolution. The Company represents and acknowledges that it has secured the approval of any person or body whose approval is necessary as of the Grant Date for it to enter into this Agreement and perform its obligations under it, and that upon execution and delivery of the Agreement by the parties, this Agreement shall be a valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditor’s rights generally. Any dispute arising under or relating to this Agreement shall be resolved in accordance with Section 11(i) of the Employment Agreement.
19.    Effect of Agreement; Entire Agreement. Except as otherwise provided hereunder, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company and to any transferee or successor of the Optionee pursuant to Section 5 of this Agreement. This Agreement embodies the complete agreement and understanding among the parties hereto and supersedes and preempts any prior understandings, agreements or representations by or among the parties hereto, written or oral, which may have related to the subject matter hereof in any way.
20.    Titles and Headings. The titles and headings of the sections in this Agreement are for convenience of reference only, and, in the event of any conflict, the text of this Agreement, rather than such titles or headings, shall control.
21.    Amendment. This Agreement may not be modified, amended or waived to the extent it would impair the rights of the Optionee, except by an instrument in writing that specifically identifies the provision of this Agreement being modified, amended or waived and that is signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach of any provision of this Agreement.
22.    Code Section 409A. To the extent applicable, notwithstanding anything herein to the contrary, this Agreement and the Stock Option issued hereunder are intended not to be governed by or to be in compliance with Section 409A of the Code. To the extent applicable, this Agreement and the Stock Option shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the Grant Date.
23.    Relationship to Other Benefits. No payment under this Agreement shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company or any Subsidiary or Affiliate except as otherwise specifically provided in such other plan.
24.    No Retention Rights; No Right to Incentive Award. Nothing in the Plan or this Agreement shall confer upon the Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Subsidiary or Affiliate employing or retaining the Optionee) or of the Optionee, which rights are hereby expressly reserved by each, to terminate his Service at any time and for any reason, with or without Cause. The Committee’s granting of the Stock Option or other Award to the Optionee shall neither require the Committee to grant the Stock Option or other Award to the Optionee or any other Participant in the Plan or other person at any time nor preclude the Committee from making subsequent grants to the Optionee or any other Participant in the Plan or other person.
25.    Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures delivered by facsimile (including by “pdf”) shall be effective for all purposes.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, as of the date first above written, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer and the Optionee has hereunto set the Optionee’s hand.

ALERIS CORPORATION

By:
Christopher R. Clegg
Executive Vice President, General Counsel & Secretary

______________________________
Optionee: Steven J. Demetriou
Date:

Exhibit A to
2014 Stock Option Agreement
Aleris Corporation

Date of Option Grant:	January 15, 2014

Name and Address of Optionee:
Steven J. Demetriou
At the last known address in the Company’s personnel records

	Number of Shares	Exercise Price

Stock Option	[_____][2]	$[_____][3]

______________________________
2     To be determined by the Committee based on $5 million option grant using a Black-Scholes ratio of
50%.
3    To be determined by the Committee based on December 31, 2013 marked value.

Exhibit E
RELEASE OF CLAIMS
1.    Release of Claims
In partial consideration of the payments and benefits described in Section [5(a)] [5(d)] and [5(e)] of the Amended and Restated Employment Agreement dated as of September 15, 2013, by and among Aleris International, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), for the limited purposes named therein, Aleris Corporation, a Delaware corporation f/k/a Aleris Holding Company (together with its successors and assigns, the “Parent”), and Steven Demetriou (the “Executive”), to which Executive agrees that Executive is not entitled until and unless Executive executes this Release and it becomes effective in accordance with the terms hereof, Executive, for and on behalf of himself and his heirs, successors and assigns, subject to the last two sentences of this Section 1, hereby waives and releases any employment, compensation or benefit-related common law, statutory or other complaints, claims, charges or causes of action of any kind whatsoever, both known and unknown, in law or in equity, which Executive ever had, now has or may have against the Company and its shareholders, parents, subsidiaries, successors, assigns, directors, officers, partners, members, managers, employees, trustees (in their official and individual capacities), employee benefit plans and their administrators and fiduciaries (in their official and individual capacities), representatives or agents, and each of their affiliates, successors and assigns, (collectively, the “Releasees”) by reason of acts or omissions which have occurred on or prior to the date that Executive signs this Release, including, without limitation, any complaint, charge or cause of action arising out of Executive’s employment or termination of employment, or any term or condition of that employment, or arising under federal, state or local laws pertaining to employment, including the Age Discrimination in Employment Act of 1967 (“ADEA,” a law which prohibits discrimination on the basis of age), the Older Workers Benefit Protection Act, the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, all as amended, and any other federal, state and local laws relating to discrimination on the basis of age, sex or other protected class, all claims under federal, state or local laws for express or implied breach of contract, wrongful discharge, defamation, intentional infliction of emotional distress, and any related claims for attorneys’ fees and costs. Executive further agrees that this Agreement may be pleaded as a full defense to any action, suit, arbitration or other proceeding covered by the terms hereof which is or may be initiated, prosecuted or maintained by Executive, Executive’s descendants, dependents, heirs, executors, administrators or permitted assigns. By signing this Release, Executive acknowledges that Executive intends to waive and release any rights known or unknown that Executive may have against the Releasees under these and any other laws; provided that Executive does not waive or release claims with respect to (i) any rights that arise under, or are preserved by, Section 5 of the Employment Agreement, (ii) any rights against any Releasee (other than the Company, the Parent, and their affiliates) that do not arise out of, or relate to, the Executive’s employment with the

5

Company, his service for the Company and the Parent, or the termination thereof, (iii) any claims which may not be released as a matter of law, or (iv) rights asserted as counter-claims (collectively, the “Unreleased Claims”).
2.    Proceedings
Executive acknowledges that Executive has not filed any complaint, charge, claim or proceeding, except with respect to an Unreleased Claim, if any, against any of the Releasees before any local, state or federal agency, court or other body (each individually a “Proceeding”) that he has not disclosed to the Company, and that he will use his best reasonable efforts to discontinue any such Proceeding. Executive represents that Executive is not aware of any basis on which such a Proceeding could reasonably be instituted. Executive (i) acknowledges and agrees that Executive will not initiate or cause to be initiated on his behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law; and (ii) waives any right Executive may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”). Further, Executive understands that, by executing this Release, Executive will be limiting the availability of certain remedies that Executive may have against the Company and limiting also the ability of Executive to pursue certain claims against the Releasees. Notwithstanding the above, nothing in Section 1 or 2 of this Release shall prevent Executive from (i) initiating or causing to be initiated on his behalf any complaint, charge, claim or proceeding against the Company before any local, state or federal agency, court or other body challenging the validity of the waiver of his claims under ADEA contained in Section 1 of this Release (but no other portion of such waiver); or (ii) initiating or participating in an investigation or Proceeding conducted by the EEOC.
3.    Time to Consider
Executive acknowledges that Executive has been advised that he has [twenty-one (21)] [forty-five (45)] days from the date of receipt of this Release to consider all the provisions of this Release, and, if Executive chooses to sign this Release earlier, Executive does hereby knowingly and voluntarily waive said given [twenty-one (21)] [forty-five (45)] day period. EXECUTIVE FURTHER ACKNOWLEDGES THAT EXECUTIVE HAS READ THIS RELEASE CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO CONSULT AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW EXECUTIVE IS GIVING UP CERTAIN RIGHTS WHICH HE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN SECTION 1 OF THIS RELEASE AND THE OTHER PROVISIONS HEREOF. EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS RELEASE, AND EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

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4.    Revocation
Executive hereby acknowledges and understands that Executive shall have seven (7) days from the date of execution of this Release to revoke this Release (including, without limitation, any and all claims arising under the ADEA) and that neither the Company nor any other person is obligated to provide any benefits to Executive pursuant to Section [5(a)] [5(d)] [and 5(e)] of the Employment Agreement until eight (8) days have passed since Executive’s signing of this Release without Executive having revoked this Release, in which event the Company immediately shall arrange and/or pay for any such benefits otherwise attributable to said eight- (8) day period, consistent with the terms of the Employment Agreement. If Executive revokes this Release, Executive will be deemed not to have accepted the terms of this Release, and no action will be required of the Company under any provision of this Release.
5.    No Admission
This Release does not constitute an admission of liability or wrongdoing of any kind by Executive or the Company.
6.    General Provisions
A failure of any of the Releasees to insist on strict compliance with any provision of this Release shall not be deemed a waiver of such provision or any other provision hereof. If any provision of this Release is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Release shall remain valid and binding upon Executive and the Releasees.
7.    Governing Law
The validity, interpretations, construction and performance of this Release shall be governed by the laws of the State of Delaware without giving effect to conflict of laws principles.
IN WITNESS WHEREOF, Executive has hereunto set his hand as of the day and year set forth opposite his signature below.

________________________        __________________________
DATE                        STEVEN DEMETRIOU

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Schedule I
Approved Board Roles
Kraton Performance Polymers
OM Group
Foster Wheeler Corporation
United Way of Greater Cleveland
Greater Cleveland Sports Commission
Member of the advisory board of Reliance Capital.

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